Exhibit 99.2

Description of the Acquired Tenet Business

Background

On June 27, 2024, Eliem completed its acquisition of Tenet Medicines, Inc. (“Tenet”), in accordance with an Agreement and Plan of Merger and Reorganization, dated as of April 10, 2024 (the “Acquisition Agreement”), by and among Eliem, Tango Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Eliem (“Transitory Subsidiary”), Tenet, and, solely in his capacity as Tenet equityholder representative, Stephen Thomas, providing for the acquisition of Tenet by Eliem through the merger of Transitory Subsidiary into Tenet, with Tenet surviving as a wholly owned subsidiary of Eliem (the “Acquisition”).

Following the closing of the Acquisition, Tenet became a wholly owned subsidiary of Eliem and Eliem’s business included the business conducted by Tenet immediately prior to the Acquisition, including the advancement of TNT119, and Tenet’s agreements and arrangements effectively became agreements and arrangements of Eliem.

Below is the description of Tenet’s business from the definitive proxy statement on Schedule 14A, filed by Eliem with the Securities and Exchange Commission (the “SEC”) on June 4, 2024, which was supplemented by supplements filed with the SEC on June 12, 2024 and June 14, 2024. Unless the context indicates otherwise, all references in the following description of the acquired Tenet business to “Eliem,” “our,” “us” or “we” refer to Eliem Therapeutics, Inc. and its wholly owned subsidiaries after the effective time of the Acquisition, and all references to Tenet refer to Tenet Medicines, Inc. prior to the effective time of the Acquisition.

Following the Acquisition, Eliem plans to focus primarily on advancing TNT119, an anti-CD19 antibody, designed for a broad range of autoimmune diseases, including systemic lupus erythematosus, immune thrombocytopenia and membranous nephropathy. A previously disclosed, the Eliem board of directors appointed Aoife Brennan as President and Chief Executive Officer of Eliem effective upon the closing of the Acquisition. It is expected that the management team of Eliem, led by Dr. Brennan, will evaluate and consider revisions to the company’s development plan on a go-forward basis, which updates Eliem will disclose in its future filings with the SEC.

Overview and Corporate History of Tenet

Tenet is a clinical stage biotechnology company dedicated to developing its product candidate, TNT119. Also known as budoprutug, TNT119 is an anti-CD19 monoclonal antibody (“mAb”) designed for a broad range of autoimmune diseases, including systemic lupus erythematosus (“SLE”), immune thrombocytopenia (“ITP”) and membranous nephropathy (“MN”). Tenet was founded in November 2023 and entered into an asset purchase agreement with Acelyrin, Inc. (“Acelyrin”) in January 2024, which granted Tenet worldwide licenses to develop, manufacture, use and commercialize TNT119 for any non-oncology indication. Prior to the Acquisition, approximately 81% of Tenet’s equity interests were held by Sera Medicines, LLC (“Sera Medicines”), which is majority owned by RA Capital Management L.P., and approximately 19% of its equity interests were held by Tenet’s management.

TNT119 is an anti-CD19 mAb with a fragmented crystallizable region engineered to achieve effector function through low-fucosylation (“Fc+”). CD19 is expressed on B-lineage cells and plays a key role in B cell autoimmune diseases. TNT119, an anti-CD19 mAb, is designed to deplete CD19-positive B cells, including antibody secreting cells, in order to directly reduce pathogenic autoantibodies. This reduction of autoantibodies has the potential to be disease modifying in autoantibody driven diseases, such as SLE, ITP and MN. In a Phase 1b clinical trial of TNT119 in MN, 3 out of 5 (or 60%) of patients that received four doses of TNT119 achieved a complete remission of proteinuria, a primary symptom of MN.

In SLE, one of TNT119’s lead indications, the underlying pathology involves production of autoantibodies by autoreactive B cells that contribute to inflammation and tissue damage. CD19 is a protein expressed on the surface of these B-cells and plays a key role in B cell activation. Because TNT119 is designed to target and deplete CD19-expressing B cells known to produce autoantibodies, Tenet believes TNT119 has the potential to treat SLE. In ITP, Tenet believes targeting plasmablasts and plasma cells is likely to decrease the production of autoantibodies, increase platelet count and ameliorate disease. B-cell depletion with anti-CD20 targeting mAbs, whose expression initiates somewhat later and is lost somewhat earlier than anti-CD19, has demonstrated efficacy in ITP disease for some patients in clinical trials by third parties. For those patients who do not respond to anti-CD20 therapy, Tenet believes an anti-CD19 approach, such as TNT119, may have the ability to further deplete pathogenic CD20-/CD19+ cells.

Based on the preliminary results of the Phase 1b clinical trial of TNT119 in MN, Tenet aims to initiate two Phase 2 clinical trials of TNT119 in the second half of 2024, one in SLE and one in ITP, pending submission and clearance of investigational new drug applications (“INDs”) to the U.S. Food and Drug Administration (“FDA”) for these indications. By the end of 2024, Tenet also expects to have finalized a high concentration formulation of TNT119 to potentially support subcutaneous dosing. Tenet is also targeting publishing a more comprehensive set of preliminary MN data from the Phase 1b clinical trial at a medical conference in the fourth quarter of 2024.

Tenet’s Pipeline

The following chart summarizes the lead indications for which Tenet plans to develop TNT119 and the current stage of development in each indication:

Tenet’s Strategy

Tenet’s strategy since the asset acquisition of TNT119 had been to develop TNT119 across a range of autoimmune-mediated diseases, especially where targeted approaches have clear biological rationale, where Tenet could potentially achieve clinical proof-of-concept and where TNT119 can be meaningfully differentiated in the market.

The key elements of Tenet’s strategy for TNT119 include:

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Advance TNT119 through clinical development for patients with SLE. Tenet is developing TNT119 for the treatment of SLE. Tenet expects to initiate a Phase 2 clinical trial of TNT119 for the treatment of SLE in the second half of 2024, pending submission and clearance of an IND to the FDA for this indication.

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Advance TNT119 through clinical development for patients with ITP. Tenet is developing TNT119 for the treatment of ITP. Tenet expects to initiate a Phase 2 clinical trial of TNT119 for the treatment of ITP in the second half of 2024, pending submission and clearance of an IND to the FDA for this indication.

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Advance subcutaneous formulation of TNT119. Tenet is developing a high concentration formulation of TNT119 to support subcutaneous administration, which is a convenient dose form that is designed to differentiate TNT119 from intravenous treatments for SLE, ITP, MN and other autoimmune diseases. Tenet expects to finalize its subcutaneous formulation by the end of 2024.

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Continue to advance TNT119 through clinical development in patients with MN. Tenet believes preliminary data from the Phase 1b clinical trial of TNT119 in MN supports TNT119’s potential to provide a differentiated product profile for the treatment of MN. Tenet expects to report additional preliminary Phase 1b clinical data in the fourth quarter of 2024.

•

Explore opportunities to selectively expand the potential of TNT119. Tenet plans to strategically evaluate potential collaborations with external parties to maximize the potential of TNT119. Tenet also believes that there is an opportunity to develop TNT119 for other autoimmune diseases in addition to SLE, ITP and MN and plans to evaluate the development of TNT119 for additional indications.

Autoimmune Disease

Overview of Autoimmune Diseases

The immune system plays a vital role in nearly every aspect of human health, from protecting against external pathogens such as viruses, bacteria and fungi, to acting as a frontline surveillance and defense system that eliminates internal threats, such as pre-malignant and malignant lesions. Beyond providing protection, the immune system regulates key regenerative and homeostatic processes in healthy individuals on an ongoing basis.

In patients with autoimmune diseases, the immune system inappropriately recognizes and attacks normal healthy tissues, causing inflammation, organ damage, debilitating symptoms and, in severe cases, death. To date there are over 100 documented autoimmune diseases, each with a wide range of clinical manifestations, pathophysiology and severities. It is estimated that approximately 4% of the world’s population and nearly 50 million people in the United States are affected by an autoimmune disease, with evidence suggesting that this percentage will continue to rise in the future.

The standard-of-care for immune-related diseases has been immunosuppressive medications and anti-inflammatory agents that are intended to prevent and control immune system overactivity. Recently, improved research and development efforts have resulted in targeted therapies that have shown greater efficacy while reducing treatment-limiting side effects, including those associated with broad immunosuppression. However, despite these advances, many patients with autoimmune diseases continue to be underserved. Existing targeted therapies may not fully address underlying disease biology or have meaningful side effects.

SLE

Systemic lupus erythematosus, characterized by the presence of autoantibodies, is a multifactorial autoimmune disease in which the immune system attacks its own tissue, causing widespread inflammation and tissue damage in affected organs including joints, skin, brain, lungs, kidneys and blood vessels. In SLE, the underlying pathology involves the production of autoantibodies by autoreactive B cells that contribute to inflammation and tissue damage. Based on third-party research, Tenet estimates that SLE affects over 240,000 people in the United States.

Current treatment options for SLE are steroids or immune-suppressive therapies, including AstraZeneca plc’s Saphnelo and GSK plc’s Benlysta. Recent studies conducted by third parties have indicated a potential for CD19-targeted therapies to address autoimmune diseases such as SLE.

ITP

Immune thrombocytopenia is an autoimmune disease characterized by abnormally low levels of platelets, which help prevent and control bleeding by accelerating clotting where needed. The low platelet levels can lead to severe internal bleeds and hemorrhaging. A major cause of ITP is a breakdown of immune tolerance to platelets, followed by production of autoantibodies that target and destroy platelets. In the United States, Tenet estimates there are approximately 65,000 people with ITP.

Current therapies for ITP include corticosteroids, intravenous immunoglobulin, thrombopoietin receptor agonists, spleen tyrosine kinase inhibitor and immunosuppressive agents. One leading medication in the market is rituximab, which is a monoclonal antibody medication used to treat ITP along with other forms of autoimmune diseases and various forms of cancer. While these current treatments have proven successful in improving platelet counts, some patients still have an inadequate response with current treatments and continue to struggle with low levels of platelets, thereby a need for improved therapies remains.

MN

Membranous nephropathy is an organ-specific autoimmune disease that largely affects the kidney’s ability to function due to autoantibody-mediated inflammation in the glomerular basement membrane, ultimately causing nephrotic syndrome. These patients often spill excess protein, known as proteinuria, which, if left untreated, can lead to kidney failure. Tenet estimates there are approximately 70,000 people in the United States with MN.

Traditional treatments for patients with MN include alkylating agents or calcineurin inhibitors, which have undesirable side effects, including, among others, hypertension, neurotoxicity, metabolic abnormalities, a heightened risk of life-threatening bacterial, viral, and fungal infections, malignancies, hypoglycemia and gastrointestinal disturbances. Newer therapies like rituximab have been used with some success, however the majority of treated patients do not achieve complete remission of their disease. There are currently no drugs specifically approved for the treatment of MN in the United States.

B-Cell Depletion Therapies

The body’s immune system detects foreign pathogens and utilizes various cells to mount a response. A key feature of the immune system is its ability to differentiate between self and non-self. When this differentiation is disrupted, the immune system may attack “self” antigens, which may result in autoimmune disease. These diseases include SLE, ITP and MN, among others. Dysfunctional cells in the adaptive immune system, especially B cells, are primary contributors to autoimmune disease.

B cells are primarily generated from hematopoietic stem cells as pro-B cells in the bone marrow and mature in various stages, eventually into plasmablasts and plasma cells. Plasmablasts and plasma cells in a healthy immune system are activated in the presence of an antigen and secrete a small or large amount of antibodies, respectively, to combat pathogens. A dysfunctional B cell may be activated by a “self” antigen, and may differentiate into cells that will secrete an antibody, referred to as antibody secreting cells, that will bind to such “self” antigen and contribute to autoimmune disease by negatively modulating important biological pathways. These antibodies are referred to as autoantibodies, and occur in the later stages of B cell maturation.

Therapies that deplete B cells, including monoclonal antibodies, have been utilized for decades, first in oncology and more recently in autoimmune diseases. These therapies target various receptors on B cells, including CD20, CD38, CD22, BAFF-R and CD319. Such therapies have modest clinical benefit but have not been able to address the full spectrum of B cells from pro-B to plasma cells because the targeted antigen is not expressed on all cell types.

The competitive landscape for anti-CD19 mAbs with enhanced cell-killing properties is limited to only two other programs of which Tenet is aware, Amgen’s inebilizumab and Incyte’s tafasitamab. Tenet believes CD19 is a promising target for mAb therapies for autoimmune diseases, including SLE, ITP and MN, due to CD19’s expression on many autoantibody secreting cells, including progenitor cells. Given such, Tenet believes TNT119 administration could result in a durable depletion of autoantibody secreting cells.

TNT119 Overview

TNT119 is an anti-CD19 mAb that is designed to achieve broad and deep depletion of pathogenic B-cells. TNT119 is being developed to be administered both as an infusion and for subcutaneous administration. A key component of Tenet’s therapeutic hypothesis is that deeper depletion of autoantibody-secreting cells will correlate with improved clinical benefit in autoimmune diseases like SLE. While existing B-cell targeted approaches provide modest clinical benefit and support the role of B-cells in lupus disease pathogenesis, as an Fc-engineered anti-CD19 antibody, TNT119 is designed to achieve rapid and durable depletion of B cells to potentially improve clinical benefit.

TNT119 for Systemic Lupus Erythematosus

TNT119’s lead indication is in systemic lupus erythematosus, an autoimmune disease in which the immune system attacks its own tissue causing widespread inflammation and tissue damage in affected organs including joints, skin, brain, lungs kidneys and blood vessels. In SLE, the underlying pathology involves the production of autoantibodies by autoreactive B cells that contribute to inflammation and tissue damage. CD19 is a protein expressed on the surface of these B cells, and it plays a role in B cell activation. TNT119 is designed to target and deplete CD19-expressing B cells known to produce autoantibodies, thereby providing an approach to the potential treatment of SLE. Tenet expects to initiate a Phase 2 clinical trial of TNT119 for the treatment of SLE in the second half of 2024.

Clinical validation for targeting CD19 in lupus has recently been achieved via several sets of impressive data from third parties utilizing CD19-directed CAR-T, where patients achieved what effectively appears to be complete resolution of disease markers and symptoms. Tenet believes that the safety, tolerability and any potential durability challenges with CAR-T therapy could favor an antibody-based approach, such as TNT119, which has the potential to be better tolerated, more conveniently administered and easier to manufacture. Specifically, safety concerns like cytokine release syndrome and neurotoxicity have occurred in patients receiving CD19-directed CAR-T therapy. Tenet believes that an anti-CD19 antibody approach has the potential to access and deplete tissue-level B-cell niches that are the main drivers of disease, potentially providing similar levels of B-cell depletion as CAR-T therapy, but with the opportunity for improved durability and tolerability.

TNT119 for Immune Thrombocytopenia

Immune thrombocytopenia is an autoimmune disease in which the body’s immune system destroys platelets. Destruction of platelets, which are a key contributor to blood coagulation, can lead to severe internal bleeding and hemorrhaging. A major cause of ITP is breakdown of immune tolerance to platelets, followed by production of autoantibodies that target and destroy platelets.

Tenet believes targeting plasmablasts and plasma cells is likely to decrease the production of autoantibodies, increase platelet count and ameliorate disease. B-cell depletion with the anti-CD20 antibody rituximab has demonstrated efficacy in this disease, however many patients do not respond or respond inadequately. Tenet believes those patients who do not respond to anti-CD20 therapy may have a population of pathogenic CD20-/CD19+cells that could be depleted by an anti-CD19 approach, such as TNT119. Tenet expects to initiate a Phase 2 clinical trial of TNT119 for the treatment of ITP in the second half of 2024.

TNT119 for Membranous Nephropathy

Membranous nephropathy is a disease that largely affects the kidney’s ability to function due to autoantibody-mediated inflammation in the glomerular basement membrane. These patients often spill excess protein, known as proteinuria, which, if left untreated, can lead to kidney failure.

Prior to the acquisition of TNT119 by Acelyrin, ValenzaBio, Inc. (“ValenzaBio”) randomized the first patient in the Phase 1b clinical trial of TNT119 in MN in November 2021 and the trial was conducted by ValenzaBio and then Acelyrin at several sites across the United States. In the trial, two cohorts of MN patients were eligible to receive up to 4 total doses of either 100 mg or 200 mg of TNT119, dosed at Weeks 0, 2, 24 and 26. Changes in B-cell counts, as measured by circulating CD20+ cells, and changes in proteinuria, as measured by urine protein creatinine ratio (“UPCR”), were tracked in patients. The primary efficacy endpoint of the trial was the achievement of a complete remission (“CR”) of proteinuria, defined as UPCR ≤ 0.3 g/g. The data graphed below shows the mean B-cells (+/- standard error of measurement (“SEM”)) and mean UPCR (+/- SEM) from baseline to Week 72 in the 5 patients who received 4 doses of TNT119 and had follow up data out to at least 48 weeks.

Note: Preliminary data as of 01/23/2024, subject to change upon review of final data set post-database lock.

Complete B-cell depletion (B-cells < 5.02 cells/µL) occurred in all patients (5/5, 100%) by week 12. In addition, a majority of patients (3/5, 60%) achieved CR by Week 48, and two of these patients with available follow-up out to Week 72 maintained CR. Importantly, all five patients who received four doses of TNT119 achieved substantial reductions in proteinuria from their baseline value. In the Phase 1b trial, TNT119 was generally well-tolerated, with no drug-related serious adverse events in the trial. Tenet believes the rapid onset and magnitude of benefit observed in these preliminary data is an encouraging signal of TNT119’s potential in MN. Tenet plans to present more detailed data related to the above five patients at a medical conference in the second half of 2024.

Additional Indications

While Tenet had a focused set of initial lead indications, Tenet also believes that there is an opportunity to develop TNT119 for other autoimmune diseases in addition to SLE, ITP and MN. Across both orphan and larger indications, nearly 50 million patients in the United States are living with an autoantibody-mediated disease. There are several areas of high unmet need, such as rheumatoid arthritis and myasthenia gravis, and Tenet plans to evaluate the development of TNT119 for additional indications.

Collaboration and License and Agreements

Asset purchase agreement with Acelyrin, Inc.

On January 11, 2024, Tenet entered into an asset purchase agreement with Acelyrin (the “Asset Purchase Agreement”), for the acquisition of certain assets of Acelyrin related to TNT119 (the “Transferred Assets”), including certain assigned contracts. Under these assigned contracts, Tenet (i) received worldwide licenses (with the right to sublicense) to certain patents, know-how and other intellectual property rights to develop, manufacture, use and commercialize TNT119 (budoprutug) for any non-oncology indication, and (ii) assumed certain liabilities of Acelyrin arising from (1) governmental authority action or notification relating to TNT119, (2) contracts assigned to Tenet pursuant to the Asset Purchase Agreement and (3) Tenet’s ownership, lease or operation of the Transferred Assets. The Asset Purchase Agreement includes customary representations, warranties and covenants, as well as standard mutual indemnities, including those covering losses arising from any material breach of the Asset Purchase Agreement.

On the signing date of the Asset Purchase Agreement, the cash payment paid by Tenet was $7.3 million, in addition to inheriting the rights and obligations, including financial obligations, under the CRH Agreement and ProBioGen Agreement (in each case, as defined below). In consideration for the license and other rights Tenet received under the Asset Purchase Agreement, Tenet is obligated to (i) make total payments of up to $157.5 million to Acelyrin upon the achievement of various development, regulatory and commercial milestones, (ii) pay royalties in the single-digit percentages, subject to specified reductions, to Acelyrin on worldwide net sales in a given calendar year, and (iii) make non-refundable and non-creditable payments to Acelyrin on sublicense income with rates ranging from the low single digit to mid teen percent depending on the stage of development of the most advanced Products (as defined below) at the time of such sublicense. The royalty term continues for each licensed product incorporating or comprising TNT119 (a “Product”) on a country-by-country and Product-by-Product basis beginning on the first commercial sale of such Product and ending on the latest of (a) the date when such Product is no longer covered by a valid claim of a royalty-bearing patent in such country, (b) the expiration of any regulatory exclusivity period for such Product in such country, and (c) the twelfth anniversary of the first commercial sale of such Product in such country.

Tenet is obligated to use commercially reasonable efforts to commercialize at least one Product in the United States and to achieve specified development, regulatory and commercial milestones set forth in the Asset Purchase Agreement. If Acelyrin asserts that Tenet has failed to meet one or more of these diligence obligations within specified time periods, and such failure is finally determined through a dispute resolution process, Acelyrin shall have the right to repurchase the Transferred Assets at the then-fair market value of such Transferred Assets, as Acelyrin’s sole and exclusive remedy for such breach.

If, within a specified period, Tenet receives a bona fide offer or proposal from a third party to sell, transfer or otherwise divest all or substantially all of the rights to the Transferred Assets or Products, or grant an exclusive license or exclusive sublicense to such third party to develop and commercialize Products under specified terms, then prior to entering into any discussions or negotiations with any third party in relation to such a transaction, Tenet shall provide written notice to Acelyrin of such intent or receipt of proposal. Acelyrin shall have the right to negotiate with Tenet the terms for a definitive agreement with respect to such sale, transfer or grant of the rights to Products for a specified period of time. If Acelyrin does not exercise its right to negotiate or the parties are unable to agree on the terms of a definitive agreement, Tenet shall have the right to negotiate or enter into an agreement with a third party with respect to such transaction, subject to specified conditions.

For a specified period after the Asset Purchase Agreement closing date, Tenet shall not solicit, induce, or attempt to induce any employees of Acelyrin to become employees or independent contractors of Tenet. If Tenet does hire or engage an employee of Acelyrin during such period, Tenet is obligated to make a certain payment to Acelyrin.

Tenet may not sell, assign or transfer all or substantially all of the rights to develop or commercialize a Product unless, as a condition to such sale, assignment or transfer, the purchaser, assignee or transferee (as applicable) assumes in writing all obligations of Tenet as set forth in the Asset Purchase Agreement with respect to the applicable Products.

Amended and Restated License Agreement with Cancer Research Technology Limited

In connection with the Asset Purchase Agreement, in January 2024 Tenet was assigned a license agreement with Cancer Research Technology Limited (“CRH”) and, in connection with such assignment, Tenet entered into an amended and restated license agreement with CRH (the “CRH Agreement”). The CRH Agreement granted Tenet a worldwide exclusive license (other than specified patent rights and materials, which are licensed to Tenet on a non-exclusive basis) under certain know-how, patents and materials, or the licensed rights, to research, develop, test, manufacture or sell certain licensed products related to TNT119, for all therapeutic uses except for oncology indications. Tenet is permitted to grant a sublicense under these licenses with CRH’s prior written consent. CRH retains, on behalf of itself and the charitable company Cancer Research U.K., a worldwide, fully paid-up, perpetual and irrevocable right in the licensed rights and in certain intellectual property owned or controlled by Tenet that is necessary to exploit the licensed products and used, conceived or generated in the course of exercising the license or exploiting any licensed product, or product-specific foreground intellectual property, for the purpose of non-commercial, non-clinical scientific research.

Tenet is obligated to use commercially reasonable efforts to perform all activities set forth in a mutually agreed-upon development plan within the timelines set forth therein. Tenet is also obligated to develop at least one licensed product in an autoimmune indication and to pursue worldwide regulatory authorization for licensed products. Tenet must use commercially reasonable efforts to commercialize each licensed product throughout each of the specified major markets as soon as practicable following receipt of regulatory authorization for such product in such market. Additionally, Tenet must make the licensed product available through the United Kingdom and negotiate with relevant regulatory authorities to make each licensed product available through the National Health Service in England and Wales within a specified time of the licensed product being made available elsewhere in the territory. If Tenet fails to meet one or more of these diligence obligations, and such failure is not remedied within the specified cure period, CRH shall have the right to terminate the CRH Agreement with respect to the relevant licensed product.

Tenet paid a signature fee to CRH of £0.4 million ($0.4 million) at the execution of the CRH Agreement, and Tenet is obligated to pay CRH a mid-five figure digit fee on each anniversary of the effective date. Tenet is obligated pay up to an aggregate of £106.8 million ($136.1 million) upon the achievement of specified development, regulatory, commercial and sales milestone events, including: (i) payments of up to mid-six figure digits in pounds sterling for certain development milestones, (ii) payments of up to low-eight figures in pounds sterling per indication (for up to three indications) for certain regulatory and commercial milestones and (iii) payments up to mid-eight figures in pounds sterling for certain sales milestones. Tenet is also obligated to pay tiered royalties ranging from a rate in the mid-single digit to high-single digit percentage on net sales. The royalty term continues for each licensed product on a country-by-country basis beginning on the first commercial sale of such licensed product and ending on the latest of (a) the date when such licensed product is no longer covered by a valid claim of a licensed patent in such country, (b) the expiration of the exclusivity period for such licensed product in such country, and (c) the tenth anniversary of the first commercial sale of such licensed product in such country. Tenet is also responsible for a sublicensing revenue payment ranging from a rate in the mid-single digit to mid-double digits for any sublicense revenue.

The agreement shall remain in effect in each country in the territory until the expiry of Tenet’s obligation to pay royalties in such country. Either party may terminate this agreement if the other party is in material breach that has not been remedied within the specified cure period or if the other party becomes insolvent. CRH also has the right to terminate the agreement if Tenet or one of Tenet’s sublicensees or affiliates challenges a licensed patent, or if Tenet is acquired by a tobacco company.

ProBioGen Development, Manufacturing Services and License Agreement

Under the Asset Purchase Agreement, Tenet was assigned a cell line development, manufacturing services and license agreement (the “ProBioGen Agreement”) originally entered into by ValenzaBio and ProBioGen AG (“ProBioGen”) in February 2021. Tenet did not make any separate payments for the assignment of the ProBioGen Agreement from Acelyrin.

The ProBioGen Agreement granted Tenet a non-exclusive license under certain know-how, patents and materials, to use cell lines in which ProBioGen’s proprietary technology is applied, to research, develop, manufacture, use, sell, offer to sell, import or export TNT119. This license includes a non-exclusive sublicense by ProBioGen of certain third party patent rights, limited to the use of TNT119.

Tenet is obligated to (i) make payments of up to €10.0 million ($10.9 million) upon the achievement of certain development, manufacturing and commercial milestones, including the start of a Phase 2 clinical trial for TNT119, and (ii) make milestone payments of up to €7.0 million ($7.7 million) upon the achievement of certain sales milestones. If Tenet elects to contract ProBioGen to perform certain manufacturing services for TNT119, the milestone payments would be reduced by €0.9 million ($1.1 million). For the period from the assignment of the ProBioGen Agreement to March 31, 2024, no milestone payments had been accrued as the underlying milestones were not achieved.

The ProBioGen Agreement will remain in effect until the services are completed for the service-related component and until the payment obligations expire in connection with the commercial license component. Both parties have the right to terminate the ProBioGen Agreement if the other party becomes insolvent, or materially breaches the ProBioGen Agreement and fails to remedy such default within the specified cure period.

Intellectual Property

We strive to protect the proprietary technology, inventions and improvements that are commercially important to our business, including seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties. We also rely on know-how relating to our proprietary technology, product candidates and continuing innovation to develop, strengthen and maintain our proprietary position. In addition, we plan to rely on data exclusivity, market exclusivity and patent term extensions or adjustments when available. Our commercial success will depend in part on its ability to obtain and maintain patent and other proprietary protection for our technology, inventions and improvements; to defend and enforce our proprietary rights, including any patents that we may own or in-license in the future; and to operate without infringing the valid and enforceable patents and other proprietary rights of third parties. Intellectual property rights may not address all potential threats to our competitive advantage.

We intend, or understand that our licensors intend, to pursue patent protection covering, when possible, compositions, methods of use, dosing and formulations of TNT119 and other intellectual property rights. We or our licensors also may pursue patent protection with respect to manufacturing and drug development processes and technologies. Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies. We or our licensors may not be able to obtain patent protections for our compositions, methods of use, dosing and formulations, manufacturing and drug development processes and technologies throughout the world. Issued patents can provide protection for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. In general, patents issued for applications filed in the United States can provide exclusionary rights for 20 years from the earliest non-provisional or Patent Cooperation Treaty (“PCT”) filing date. In addition, in certain instances, the term of an issued U.S. patent that is directed to or claims an FDA-approved product can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory review period, which is called “patent term extension.” The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. The term of patents outside of the United States varies in accordance with the laws of the jurisdiction, but typically is also 20 years from the earliest non-provisional or PCT filing date plus any extensions of term that may be available under national law. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country, and the validity and enforceability of the patent. Patent term may be inadequate to protect our competitive position on our products for an adequate amount of time.

The patent positions of companies are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the scope of claims allowable in patents in the field of biopharmaceuticals has emerged in the United States. The relevant patent laws and their interpretation outside of the United States are also uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect its technology or product candidates and could affect the value of such intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell or importing products that infringe its intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our technology, inventions and improvements. We cannot guarantee that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications we or our licensors may file in the future, nor can we be sure that any patents that may be granted to us or our licensors in the future will be commercially useful in protecting our products, the methods of use or manufacture of those products. Moreover, even our issued patents do not guarantee us the right to practice our technology in relation to the commercialization of our products. Patent and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent us from commercializing our product candidates and practicing our proprietary technology, and our issued patents may be challenged, invalidated, deemed unenforceable or circumvented, which could limit our ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for our product candidates. In addition, the scope of the rights granted under any issued patents may not provide us with protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, we may face competition with respect to TNT119. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent directed to such product may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.

In-licensed Patents and Patent Applications

As of May 10, 2024, Tenet exclusively in-licenses from CRH four issued U.S. patents and 56 foreign patents and/or patent applications. Tenet also non-exclusively in-licenses additional patents and patent applications. Each of the exclusively in-licensed patents and applications relates to TNT119, including its composition-of-matter, uses, dosage forms, methods of making, or its derivatives and uses thereof. The issued patents, or patents that may be issued from the pending patent applications that Tenet exclusively in-licenses from CRH are expected to expire in 2026, excluding any patent term adjustment that might be available following the grant of the patent and any patent term extensions that might be available following the grant of marketing authorizations.

However, there can be no assurance that any of the pending patent applications will issue. Furthermore, there can be no assurance that we will benefit from any patent term extension or favorable adjustments to the term of any of the issued patents or patents that may issue from any pending patent applications in the future. The applicable authorities, including the FDA in the United States and the United States Patent and Trademark Office (“USPTO”), may not agree with our assessment of whether such patent term extensions or adjustments should be granted, and, if granted, they may grant more limited extensions or adjustments than we request.

Sales and Marketing

We have not yet defined our sales, marketing or product distribution strategy for TNT119 because TNT119 is still in development. Our commercial strategy may include the use of strategic partners, distributors, a contract sales force or the establishment of our own commercial sales force. We plan to further evaluate these alternatives as we approaches approval for TNT119.

Competition

The development and commercialization of new drug products is highly competitive. Moreover, the immunology and inflammation field is characterized by rapidly changing technologies, significant competition, and a strong emphasis on intellectual property. We will face competition with respect to TNT119 from major pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing and commercialization.

There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which we are developing TNT119. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches.

Companies developing biologics and other modalities include Roche Holding AG (currently markets Rituxan (rituximab), which is used for a broad number of autoimmune diseases), Amgen (UPLINZA (inebilizumab) for the treatment of neuromyelitis optica spectrum disorder) and Ocrevus (ocrelizumab for the treatment of multiple sclerosis), each of which target CD20 on B cells, and others who have biologics aimed at other targets relevant to autoimmune diseases, including, for example, AbbVie, Johnson & Johnson, Bristol Myers Squibb and Novartis.

Many of our current or potential competitors, either alone or with their collaboration partners, may have significantly greater financial resources and expertise than we does in research and development, manufacturing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products. Mergers and acquisitions in the pharmaceutical, biotechnology, and gene therapy industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management consultants and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize product candidates that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than TNT119 or that would render TNT119 obsolete or non-competitive. Our competitors also may obtain FDA or other regulatory approval for their product candidates more rapidly than we may obtain approval for TNT119, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, technologies developed by our competitors may render TNT119 uneconomical or obsolete, and we may not be successful in marketing TNT119 against competitors.

In addition, as a result of the expiration or successful challenge of our patent rights, we could face more litigation with respect to the validity and/or scope of patents relating to our competitors’ products. The availability of our competitors’ products could limit the demand, and the price we are able to charge, for TNT119.

If we successfully obtain approval for TNT119, we believe that the key competitive factors that will affect the success of these candidates will be efficacy, safety, tolerability, convenience, price and the availability of reimbursement from government and other third-party payors relative to such competing products. Our commercial opportunity could be reduced or eliminated if our competitors have products that are superior in one or more of these categories.

Government Regulation

FDA Regulation

The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign jurisdictions, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of all pharmaceutical. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of pharmaceutical products.

Licensure and Regulation of Biologics in the United States

In the United States, the FDA regulates biologics under both the Federal Food, Drug and Cosmetic Act and the Public Health Services Act and their implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve a pending biologics license application (“BLA”), withdrawal of an approval, imposition of a clinical hold, issuance of untitled or warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution, injunctions, debarment, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

The process required by the FDA before biologic product candidates may be licensed for marketing in the United States generally involves the following:

•	Completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s current good laboratory practices;

•	submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

•	approval by an institutional review board (“IRB”) or ethics committee for each clinical site before the trial may commence at that particular site;

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performance of adequate and well-controlled human clinical trials in accordance with good clinical practices (“GCPs”) to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

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preparation of and submission to the FDA of a BLA after completion of all pivotal clinical trials that includes substantial evidence of safety, purity and potency in the target patient population, and identity, strength, quality, purity and potency of the proposed biologic product candidate for its intended purpose from results of nonclinical testing and clinical trials;

•	a determination by the FDA within 60 days of its receipt of a BLA that the application is sufficiently complete to file for review;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with good manufacturing practice (“cGMPs”) and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and of selected clinical investigation sites to assess compliance with GCPs; and

•	FDA review and approval of the BLA and licensure of the proposed product to permit commercial marketing of the product for particular indications for use in the United States.

FDA Regulation of the Clinical Development Program

Prior to beginning a clinical trial in the United States, a sponsor must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational product to humans within a specific defined clinical study or studies. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, PK, pharmacology, and PD characteristics of the product candidate; chemistry, manufacturing, and controls (“CMC”) information; and any available human data or literature to support the use of the investigational product. An IND must be cleared before human clinical trials may begin in the U.S. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial, including any CMC issues. In such a case, the IND may be placed on clinical hold until the IND sponsor and the FDA resolve the outstanding concerns or questions. The FDA also may impose a partial clinical hold that would limit a trial, for example, to certain doses or for a certain length of time or to a certain number of subjects. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. For new indications, a separate new IND may be required. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial, its informed consent form and other communications to study subjects before the clinical trial begins at that site. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB must monitor the study until completed, including any changes to the study plans while it is being conducted.

Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk, the clinical trial is not being conducted in accordance with the FDA’s or IRB’s requirements, if the investigational product has been associated with unexpected serious harm to subjects or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring committee, which provides advice to the sponsor on whether or not a study should move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. Information about some clinical trials, including a description of the trial and trial results, must be submitted within specific timeframes to the National Institutes of Health for public dissemination on their ClinicalTrials.gov website. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. These reports must include a development safety update report. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other trials or animal or in vitro testing that suggest a significant risk in humans exposed to the product; and any clinically important increase in the occurrence of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined.

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Phase 1—The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism, distribution and elimination of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

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Phase 2—The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3—The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and labeling.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These post-approval or post-marketing studies may be made a condition to approval of the BLA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate. In addition, the sponsor must develop and validate analytical methods for testing the identity, strength, quality and purity of the final product, or for biologics, the safety, purity and potency. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

In addition, under the Pediatric Research Equity Act (“PREA”), a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the investigational product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers from the pediatric data requirements. A deferral may be granted for several reasons, including a finding that the investigational biologic is ready for approval for use in adults before pediatric trials are completed. The FDA is required to send a PREA Non-Compliance letter to sponsors who have failed to submit their pediatric assessments under PREA, have failed to seek or obtain a deferral or deferral extension or have failed to request approval for a required pediatric formulation. Unless otherwise required by regulation, PREA does not apply to any investigational product for an indication for which orphan designation has been granted, although the FDA has taken steps to limit what it considers abuse of this statutory exemption in PREA. The FDA also maintains a list of diseases that are exempt from PREA requirements due to low prevalence of disease in the pediatric population.

BLA Submission, Review and Approval

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s CMC and proposed labeling, among other things. The submission of a BLA requires payment of a substantial application user fee to FDA, unless a waiver or exemption applies.

Once the FDA receives an application, it has 60 days to review the BLA to determine if it is substantially complete to permit a substantive review, before it accepts the BLA for filing. If the FDA determines that a BLA does not satisfy this standard, the FDA will issue a Refuse to File determination to the sponsor. The FDA may request additional information and studies, and the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the BLA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act (“PDUFA”), the FDA has 10 months from acceptance of filing in which to complete its initial review of a standard BLA and respond to the applicant, and six months from acceptance of filing for a priority BLA. The FDA does not always meet its PDUFA goal dates. The review process and the PDUFA goal date may be extended by three months or longer if the FDA requests that the BLA sponsor provides additional information or clarification regarding information already provided in the submission before the PDUFA goal date.

After the BLA is accepted for filing, the FDA reviews a BLA to determine, among other things, whether a product is safe, potent and pure, and whether the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued quality standards. The FDA may convene an advisory committee to provide clinical insight on application review questions.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA and conducts any necessary inspections, the FDA may issue an approval letter or a Complete Response letter (“CRL”). An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL, which indicates that the review cycle is complete, will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy (“REMS”), to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre-and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited Development and Review Programs

The FDA is authorized to expedite the review of applications in several ways. While none of these expedited programs changes the standards for approval, each may help expedite the development or approval process governing product candidates. A product is eligible for priority review if the FDA determines that it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition compared to marketed products. For products containing new molecular entities, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (compared with ten months under standard review).

To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need by providing a therapy where none exists or a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast track designation provides additional opportunities for frequent interactions with the FDA review team to expedite development and review of the product. The FDA may also review sections of the BLA for a fast track product on a rolling basis before the complete application is submitted, if the sponsor and FDA agree on a schedule for the submission of the application sections, and the sponsor pays any required user fees upon submission of the first section of the BLA. The review clock does not begin until the final section of the BLA is submitted. The FDA may decide to rescind the fast track designation if it determines that the qualifying criteria no longer apply.

In addition, a sponsor can request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Products designated as breakthrough therapies are eligible for intensive guidance from the FDA on an efficient development program, organizational commitment to the development and review of the product including involvement of senior managers, and, like fast track products, are also eligible for rolling review of the BLA. Both fast track and breakthrough therapy products may also be eligible for accelerated approval and/or priority review if relevant criteria are met.

Additionally, products studied for their safety, potency and purity in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022 (“FDORA”), the FDA may require, as appropriate, that such trials be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Under FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a product or indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by the FDA, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the FDA for review during the pre-approval review period, which could adversely impact the timing of the commercial launch of the product.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review and approval will not be shortened. Furthermore, priority review, fast track designation, breakthrough therapy designation, and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan designation must be requested before submitting a BLA. After the FDA grants orphan designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or automatically shorten the duration of, the regulatory review or approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application fee.

A designated orphan product may not receive orphan exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

The FDA and Congress may further reevaluate the Orphan Drug Act and its regulations and policies. This may be particularly true in light of a decision from the Court of Appeals for the 11th Circuit in 2021 finding that, for the purpose of determining the scope of exclusivity, the term “same disease or condition” means the designated “rare disease or condition” and could not be interpreted by the FDA to mean the “indication or use.” On January 23, 2023, the FDA announced that, in matters beyond the scope of that court order, the FDA will continue to apply its existing regulations tying orphan-drug exclusivity to the uses or indications for which the orphan drug was approved.

Pediatric Exclusivity

Pediatric exclusivity is another type of non-patent exclusivity in the United States and for biologics, if granted, provides for the attachment of an additional six months of regulatory exclusivity to the term of any existing regulatory exclusivity, including orphan exclusivity. This six-month exclusivity may be granted if a BLA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity that cover the product are extended by six months.

Biosimilars and Reference Product Exclusivity

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-approved reference biological product. To date, a number of biosimilars have been licensed under the BPCIA, and numerous biosimilars have been approved in Europe. The FDA has issued several guidance documents outlining its approach to the review and approval of biosimilars. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. Complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

Patent Term Restoration and Extension

In the United States, a patent claiming a new biologic product, its method of use or its method of manufacture may be eligible for a limited patent term extension under the Drug Price Competition and Patent Term Restoration Act, which permits a patent extension of up to five years for patent term lost during product development and FDA regulatory review. Assuming grant of the patent for which the extension is sought, the restoration period for a patent covering a product is typically one-half the time between the effective date of the IND clearing clinical studies and the submission date of the BLA, plus the time between the submission date of the BLA and the ultimate approval date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date in the United States. Only one patent applicable to an approved product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent for which extension is sought. A patent that covers multiple products for which approval is sought can only be extended in connection with one of the approvals. The USPTO reviews and approves the application for any patent term extension in consultation with the FDA.

U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity.

It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.